Exhibit 99.2

DISCOVERY PARTNERS

HOSTS:        Riccardo Pigliucci

Craig Kussman

DATE:  July 22, 2003

TIME:  11:00 a.m. EST

Operator:  Good morning, ladies and gentlemen, and welcome to the Discovery Partners International second quarter 2003 financial results conference call.  At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode.  At the request of the company, we will open up the conference for questions and answers after the presentation.  I would now like to turn the conference over to Mr. Riccardo Pigliucci, Chairman and CEO of Discovery Partners International.  Please go ahead, sir.

Riccardo Pigliucci:  Thank you and good morning.  I’m Riccardo Pigliucci, Chairman and Chief Executive Officer of Discovery Partners International.  I would like to welcome you to Discovery Partners second quarter 2003 financial results conference.  With me today is Craig Kussman, Chief Financial Officer of Discovery Partners.  In this call we plan to review the results of the quarter ended June 30, 2003, and update the guidance for the second half of 2003. As you know, I am obliged to remind you to consider the following safe harbor statement regarding forward-looking statements. Statements in this conference call that are not strictly historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. The Company’s actual results may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the company’s operation, our development efforts and our business environment including the establishment of offshore chemistry operations, our ability to establish collaborations, execute more profitable business and realize operating efficiencies, our ability to achieve expected growth and earnings per share in 2003, the integration of acquired business and the trend towards consolidation of the pharmaceutical industry, quarterly sales variability, technological advances by competitors and other risks and uncertainties more fully described in the company’s annual report on form 10K for the year ending December 31, 2002, as filed with the Securities and Exchange Commission and other SEC filings.

In addition, in response to Reg. G, we will no longer refer in our commentary or in answers to questions on past, current or future results, to non GAAP financial measures such as EPS or Gross Margin before restructuring charges or other provisions but will only highlight the magnitude of the charges included in the various periods.

As those of you who are listening by web cast know, this conference call is publicly available by live web cast on our web site at www.discoverypartners.com. This call is the property of Discovery Partners. A copy of the prepared remarks on this call as well as the earnings press release issued this morning have been furnished to the Securities and Exchange Commission on Form 8K. Now I will turn the call over to Craig Kussman, Discovery Partners CFO to discuss our financial performance.

Craig Kussman: _ Thanks Riccardo and Good Morning:

Revenues for the second quarter ending June 30, 2003, were $11.2 million, 34 percent above the second quarter of 2002 due to increases in exclusive compound supply and high-throughput screening revenues, which offset decreases in non-exclusive compound supply revenues.  As expected, revenues for the second quarter were $1.5 million below the first quarter of 2003 due to the absence of a $600,000 one-time non-exclusive compound supply contract termination fee, and to seasonal patterns associated with our Xenometrix licensing revenues and our Merck compound supply contract.

Gross margin as a percentage of revenue for the second quarter of 2003 was 35 percent, up from negative 61 percent in the second quarter of 2002, which included provisions related to the discontinuation of the Company’s non-exclusive compound supply business equaling 86 percent of revenue, and up from 28 percent in the first quarter of 2003.  The improvement in gross margin is primarily due to the absence of the product line discontinuation provisions, to savings in materials costs and other operating efficiencies.

Research and development costs for the second quarter of 2003 were $0.7 million, down from $1.9 million in the second quarter of 2002 and unchanged from the first quarter of 2003.  The decrease in research and development costs versus prior year is due to the redeployment of development scientists and engineers to direct revenue generating activities.

SG&A costs for the second quarter of 2003 were $3.4 million, up from $3.0 million in the second quarter of 2002 and $3.1 million in the first quarter of 2003.  The increase in SG&A costs versus prior year is primarily due to additional personnel and increased benefits accruals, which were partially offset by the absence of a payment made to a strategic consulting firm in the second quarter of 2002.  The increase in SG&A costs versus the first quarter of 2003 is due to increased benefits accruals.

Restructuring costs related to the closure of the Company’s Tucson facility were $1.6 million for the second quarter of 2003, which included $0.9 million of costs to exit certain contractual and lease obligations, $0.4 million of severance and retention bonuses for involuntary employee terminations, and $0.3 million of moving, relocation and other costs.  The Company expects to incur a remaining $0.3 million during the second half of 2003, which would place the total within the range communicated by the Company in last quarter’s earnings release.

Interest income was $0.4 million for the second quarter of 2003, a 10% decrease from last year due to declines in the U.S. interest rates and a decrease in the average cash balance.  Interest income was $0.1 million lower than the first quarter of 2003 due primarily to the absence of realized gains on investments.

Net loss for the second quarter ended June 30, 2003 was $1.3 million, or $0.05 per share, which included $1.6 million, or $0.06 per share, of restructuring expense related to the closure of our Tucson chemistry operations.  This compares to a reported net loss of $9.7 million, or $0.40 per share, in the second quarter of 2002, which included $7.3 million, or $0.30 per share of provisions related to the discontinuation of the Company’s non-exclusive compound supply business.

For the six months ended June 30, 2003, revenues were $24.0 million, up 30 percent from the $18.4 million for the same period in 2002.  The revenue growth was primarily due to increases in exclusive compound supply revenue and screening revenue offset by decreases in nonexclusive compound supply sales.

For the six months ended June 30, 2003, gross margin as a percentage of revenues was 32 percent, up from negative 6 percent for the same period in 2002, which included provisions related the discontinuation of the Company’s non-exclusive compound supply business equaling 39 percent of revenue.  The improvement in gross margin for the first half of 2003 was primarily due to the absence of provisions related to the discontinued product line and lower materials costs associated with inventory cost management initiatives undertaken in 2003.

Research and development costs for the six months ended June 30, 2003 were $1.4 million, down from $3.8 million in the same period in 2002.  The decrease in research and development costs versus last year is due to the redeployment of development scientists and engineers to direct revenue generating activities.

SG&A costs for the six months ended 2003 were $6.5 million, up from $6.3 million last year.  The increase is due primarily to additional personnel and increased benefits accruals, which were partially offset by the absence of a payment to a strategic consulting firm.

As mentioned previously, restructuring costs related to the closure of the Company’s Tucson facility were $1.6 million in the first half of 2003.  The Company did not incur a similar expense in the same period of 2002.

Interest income for the six months ended June 30, 2003 was $1.0 million, unchanged from last year due to offsetting effects of declines in the U.S. interest rates and average cash balances, and the absence of realized gains on investments.

Net loss for the six months ended June 30, 2003 was $1.0 million, or $0.04 per share, which included $1.6 million, or $0.06 per share, of restructuring expense related to the closure of our Tucson chemistry operations, compared to a reported net loss of $10.4 million, or $0.43 per share, for the same period in 2002, which reflected $7.3 million, or $0.30 per share of provisions related to the discontinuation of the Company’s non-exclusive compound supply business.

Cash and short-term investments at June 30, 2003 were $70.8 million, up $1.1 million from our cash balance at March 31, 2003 primarily due to a decrease in net fixed assets and due to timing differences associated with the restructuring expenses.

Now let me ask Riccardo to review the operations for Q2 and the outlook for the remainder of 2003:

Riccardo Pigliucci:

  Thank you, Craig.  I’m very pleased to, again, report to our current and potential investors a good quarter for Discovery Partners.  We have achieved our expectations and we have continued to perform in line with the financial guidance previously communicated in our press releases and conference calls. We have also continued to announce an impressive array of operational and business development accomplishments.

On the operational side, during the quarter we completed the closure of our Tucson chemistry facility on time, on budget and without affecting the performance of any other operations. We were also successful to retain over 50% of the scientific staff and to relocate them to our South San Francisco and San Diego operations.

Also during Q2, we concluded a multi year R&D collaboration agreement that gives Discovery Partners access to chemists and equipment at facilities located in INDIA. We have already begun to operate in this facility and we expect to transfer additional projects, equipment and management from the US during Q3.

This initiative, coupled with the closure of Tucson and the previously mentioned savings in materials costs and other operating efficiencies makes us comfortable in our ability to sustain Gross Margins as percent of revenues above 30%.

On the Business Development front we continue to make good progress with our Crystal Farm Protein Crystallization and imaging system.  We have now installed two more units at customers’ sites and we have entered into discussions with potential instrumentation and automation partners to allow users to obtain completely integrated protein crystallography solutions, from crystal growth, to imaging, to X-ray diffraction and structure determination.

We will also be present with systems and poster presentations at the annual meeting of the American Crystallographic Association being held in Cincinnati, Ohio at the end of this week.

On June 2nd we announced significant three-year collaboration with Actelion, a Biopharmaceutical company headquartered in Basel Switzerland. Under the terms of this agreement Discovery Partners scientists will complement and expand Actelion’s discovery programs.

During our first quarter conference call I mentioned DPI’s success in obtaining business in Japan, in Q2 the trend continued with additional contracts with Seikagaku, Kyorin and Kirin. In the last three earnings conference calls we communicated our concerns on the status of the biotechnology and pharmaceutical industries. While we are starting to see signs of renewed investments in some larger companies, the funding outlook for most biotechnology operations remains unchanged and therefore we continue to be cautious in our fundamental outlook.  Although in the first six months of this year we achieved revenue growth of 30%, this was primarily due to the shipment of compounds to Pfizer that were at minimal levels in the same period of last year. Starting with next quarter the mix and magnitude of our business will be more comparable to last year and we therefore expect the overall growth for the fiscal year to be in the teens, in line with our prior guidance of double digit growth. With the closure of Tucson almost completely behind us, we are also comfortable in projecting positive reported earnings for the second half of this year.

 Our stock price has performed much better in the last quarter appreciating 60% from an April 1st price of $2.75 to a June 30th price of $4.39.  Therefore, although the company has authorization from the Board of Directors to execute a stock repurchase program under which Discovery Partners may acquire up two million shares of common stock in the open market or otherwise, we did not repurchase any shares in the last 3 months.  This concludes the first part of our conference call.  I’m available to answer questions at this time and we urge investors and analysts to ask any and all questions, as we will not be responding to individual calls and questions regarding acquisitions, financial results or financial guidance following the conclusion of this conference call.  Thank you.

Operator:  The question and answer session will begin at this time.  If you’re using a speakerphone, please pickup the handset before pressing any numbers.  Should you have a question, please press star one on your push button telephone.  If you wish to withdraw your question, please press star two.  Your question will be taken in the order it is received.  Please stand by for your first question.